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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  June 5, 2006


                              Diomed Holdings, Inc.


         Delaware                       000-32045                 84-140636
(State or other jurisdiction     (Commission File Number)       (IRS Employer
      of incorporation)                                      Identification No.)


               1 Dundee Park
                Andover, MA                                   01810
   (Address of Principal Executive Offices)                (Zip Code)


       Registrant's telephone number, including area code: (978-475-7771)



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ITEM 3.01. NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR
           STANDARD; TRANSFER OF LISTING.

On June 1, 2006, Diomed Holdings, Inc. (the "Company") received a notice (the "Notice") from the American Stock Exchange ("AMEX") advising the Company that it has not satisfied Section 1003(a)(ii) of the AMEX Company Guide's standards for continued listing on the AMEX. The basis for the Notice is that the stockholder's equity of the Company, as reported in the Company's Quarterly Report on 10-QSB for the quarter ended March 31, 2006, is less than $4,000,000. Application of this standard excludes $7.9 million of mezzanine-level preferred stock reported on the Company's balance sheet at March 31, 2006.

In the Notice, the AMEX invites the Company to submit to the AMEX by July 3, 2006 a plan setting forth the action that the Company has taken, or will take, that would bring the Company into compliance with this continued listing standard within 18 months. The Company intends to submit such a plan to the AMEX as soon as practicable. The Company understands that the AMEX will review the plan to determine whether the Company has made a reasonable demonstration of an ability to regain compliance with the continued listing standards. If the AMEX accepts the plan, the Company expects to continue its listing on the AMEX and to regain compliance with all AMEX continued listing criteria. If the AMEX does not accept the Company's plan, or if the Company does not make progress consistent with the plan or regain compliance with the continued listing standards within the applicable time period, then the AMEX may initiate proceedings to delist the Company's common stock from the AMEX.

A copy of the Notice is attached hereto as Exhibit 99.1, and a copy of the Company's press release regarding receipt of the Notice is attached hereto as
Exhibit 99.2.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

99.1      Letter from AMEX to Diomed Holdings, Inc. dated June 1, 2006

99.2      Press Release by Diomed Holdings, Inc. dated June 5, 2006


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         Diomed Holdings, Inc.
                                         (Registrant)


Date: June 5, 2006                       By: /s/ DAVID B. SWANK
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                                             Name:  David B. Swank
                                             Title: Chief Financial Officer
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List of Exhibits:

99.1      Letter from AMEX to Diomed Holdings, Inc. dated June 1, 2006

99.2      Press Release by Diomed Holdings, Inc. dated June 5, 2006